AzurRx BioPharma Announces Initiation of Phase II OPTION Clinical Trial of MS1819-SD in Cystic Fibrosis Patients

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First site initiated at the Cystic Fibrosis Institute

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Initial top line data expected in 2019

NEW YORK, Dec. 19, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that it has initiated the Company's Phase II OPTION study to investigate MS1819-SD in cystic fibrosis (CF) patients with exocrine pancreatic insufficiency (EPI).

The Phase II multi-center study is designed to investigate the safety, tolerability and efficacy of MS1819-SD in a head-to-head comparison against the current porcine enzyme replacement therapy standard of care.  Planned enrollment is expected to include approximately 30 CF patients, with study completion anticipated in 2019.Key highlights of OPTION include:

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Six-week non-inferiority, coefficient of fat absorption (CFA) primary endpoint comparing MS1819-SD to porcine enzyme replacement therapy in patients with exocrine pancreatic insufficiency due to cystic fibrosis;

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Cross-over study design leverages input from the U.S. Food and Drug Administration (FDA) and the CF community;

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Target enrollment of approximately 30 patients 18 years of age and older; and

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Initial results expected during 2019.

“We are delighted to serve as the first site initiated in the OPTION study,” commented Steven R. Boas, M.D., FAAP, FACCP, President and CEO, The Cystic Fibrosis Institute. “I believe that MS1819-SD has the potential to improve the lives of patients by reducing their pill burden, which can be as high as 40 digestive enzyme pills per day. Based on my 27 years of experience in treating CF patients, chronic digestive issues are often cited as one of their top concerns, which is also supported by the literature. MS1819-SD may offer a promising solution for this important unmet need.”

Thijs Spoor, Chief Executive Officer of AzurRx, added, “The initiation of the OPTION study of MS1819-SD in patients with CF is a significant milestone for AzurRx and follows our successful Phase II EPI trial in patients with chronic pancreatitis, which demonstrated both safety and statistically significant efficacy.  We look forward to this trial and to demonstrating it can make a meaningful difference for patients.”

Dr. James Pennington, Chief Medical Officer of AzurRx, added, “We are very appreciative of the input provided by the FDA in designing our cross-over study and the positive feedback from the Cystic Fibrosis Foundation’s Therapeutics Development Network, which enables us to access its 89 accredited U.S. care centers.”

As recently announced, in a Phase II trial in the chronic pancreatitis setting, MS1819-SD showed a favorable safety profile with good tolerability. Additionally, a statistically significant (p=0.002) improvement in the coefficient of fat absorption of 21.8% was observed the highest studied dose (per protocol).

About OPTION

The OPTION trial is a Phase II, open-label, multicenter, 2x2 crossover study assessing the safety and efficacy of MS1819-SD versus porcine PERT given at the same dose that was being administered during the pre-study period.  Approximately 30 evaluable patients will complete both crossover periods.  The primary efficacy endpoint will be a comparison of CFAs after each of the two crossover periods.

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.

760 Parkside Avenue

Suite 304

Brooklyn, NY 11226

Phone: (646)-699-7855

info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.

Hans Vitzthum, Managing Director

250 West 55th Street - Suite 16B

New York, NY 10019

Phone: 617-535-7743

www.lifesciadvisors.com

hans@lifesciadvisors.com